As filed with the Securities and Exchange Commission on April 18, 2019

Registration No. 333-219703

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219703

UNDER

THE SECURITIES ACT OF 1933

CLEMENTIA PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Canada	2834	98-1128564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 de la Gauchetiere Street West, Suite 1200
Montreal, Quebec, Canada H3B 4W5
(514) 940-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________________________________________________________________________

CLEMENTIA PHARMACEUTICALS INC. THIRD AMENDED AND RESTATED STOCK OPTION PLAN
CLEMENTIA PHARMACEUTICALS INC. 2017 OMNIBUS INCENTIVE PLAN
CLEMENTIA PHARMACEUTICALS INC. EMPLOYEE STOCK PURCHASE PLAN

___________________________

(Full title of the plans)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Katherine D. Ashley

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave NW

Washington D.C., 20005
Telephone: (202) 371-7706

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration No. 333-219703 of Clementia Pharmaceuticals Inc., a corporation existing under the Canada Business Corporations Act (the “Company”), on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on August 4, 2017, covering an aggregate of 6,416,061 common shares, no par value, issuable under the Clementia Pharmaceuticals Inc. Third Amended and Restated Stock Option Plan, the Clementia Pharmaceuticals Inc. 2017 Omnibus Incentive Plan and the Clementia Pharmaceuticals Inc. Employee Stock Purchase Plan.

On April 17, 2019, pursuant to that certain arrangement agreement, dated as of February 24, 2019, among the Company, Ipsen S.A., a société anonyme existing under the Laws of France (“Ipsen”), and 11188291 Canada Inc., a corporation existing under the Canada Business Corporations Act and a wholly owned subsidiary of Ipsen, Ipsen acquired all of the outstanding shares of the Company (the “Plan of Arrangement”).

As a result of the transactions contemplated in the Plan of Arrangement the Company has terminated all offerings of the Company’s securities pursuant to the above-referenced Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montreal, Province of Quebec, on this 18th day of April, 2019.*

CLEMENTIA PHARMACEUTICALS INC.

By:	/s/ Steve Forte
	Name:	Steve Forte
	Title:	Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment No. 1.